Exhibit 22.1

LIST OF SUBSIDIARY ISSUERS OF GUARANTEED SECURITIES

American Campus Communities, Inc. is the guarantor of the outstanding debt securities listed below which were issued by its subsidiary American Campus Communities Operating Partnership LP:

Debt Instrument
American Campus Communities Operating Partnership LP 3.750% Senior Notes due 2023
American Campus Communities Operating Partnership LP 4.125% Senior Notes due 2024
American Campus Communities Operating Partnership LP 3.625% Senior Notes due 2027
American Campus Communities Operating Partnership LP 3.300% Senior Note due 2026
American Campus Communities Operating Partnership LP 2.850% Senior Note due 2030
American Campus Communities Operating Partnership LP 3.875% Senior Note due 2031